Exhibit 99.1

Hanover Compressor Company

More Than a Compressor Company™

Press Information

Houston, February 15, 2007

Hanover Compressor Company Reports Strong Fourth Quarter
and Full Year 2006 Financial Results

Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and treating applications, today reported financial results for the quarter and year ended December 31, 2006.

Summary
Fourth quarter 2006 revenue increased to $468.4 million, a 30% increase over fourth quarter 2005 revenue of $359.3 million. EBITDA(1) for the fourth quarter 2006 was $109.0 million, a 39% increase over fourth quarter 2005 EBITDA of $78.5 million. Net income for the fourth quarter 2006 was $30.1 million, or $0.28 earnings per share compared to a net loss of $4.2 million, or $0.04 loss per share in the fourth quarter 2005. Net income for the fourth quarter of 2006 includes a tax benefit for the release of $10.2 million valuation allowance on net deferred tax assets in the U.S., which is recorded as a reduction to our provision for income taxes. This release is the result of our conclusion in the current quarter that it is more likely than not that we will realize the associated net deferred tax assets.

For the year ended December 31, 2006, revenue increased to $1,670.7 million, a 21% increase over 2005 revenue of $1,375.6 million. EBITDA for 2006 increased to $413.9 million, a 33% increase over 2005 EBITDA of $310.2 million. For 2006, Hanover recorded net income of $86.5 million, or $0.81 earnings per share, compared to a net loss of $38.0 million, or $0.42 loss per share, in 2005. Included in 2006 EBITDA is a $5.9 million charge for the early extinguishment of debt, and $36.4 million in pre-tax gains on two asset sales.

During the year 2006, Hanover’s U.S. rental, compression and accessory fabrication, and production and processing equipment operations recognized record revenues. Hanover’s fabrication backlog of $807.6 million at December 31, 2006, is an all-time high for the Company.

“As a result of favorable market conditions and our focus on return on capital employed, we returned to profitability in 2006 with record revenue and fabrication backlog,” said John Jackson, President and Chief Executive Officer. “This positioned our company to take advantage of the strong business climate and move toward the recently announced merger of equals with Universal Compression Holdings, Inc. This merger allows both companies to take advantage of Hanover’s international platform, expanded product offerings, and anticipated benefits of Universal’s Master Limited Partnership. The combination of these two companies, we believe, will significantly enhance shareholder value through a well-positioned top tier oilfield services company.”

Summary of Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2006	2005	(decrease)	2006	2005	(decrease)
Revenue	$101,546	$88,580	15%	$384,292	$351,128	9%
Operating expense	$38,228	$36,902	4%	$152,605	$139,465	9%

Gross profit	$63,318	$51,678	23%	$231,687	$211,663	9%
Gross margin	62%	58%	4%	60%	60%	0%

U.S. rental revenue, gross profit and gross margin increased in the fourth quarter 2006 and in the year ended December 31, 2006, compared to the same periods in the prior year, due primarily to improvement in market conditions that led to an improvement in pricing and an increase in contracted horsepower.

For the year ended December 31, 2006, gross margin benefited from price increases, but was offset by $2.1 million of incremental expenses related to our program to refurbish approximately 200,000 horsepower of idle U.S. compression equipment and the impact of recording increased incentive compensation expenses of approximately $4.3 million for the year 2006, including the impact of the adoption of SFAS 123-R.

International Rentals
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2006	2005	(decrease)	2006	2005	(decrease)
Revenue	$69,410	$64,943	7%	$263,228	$232,587	13%
Operating expense	$26,080	$22,582	15%	$96,631	$76,512	26%

Gross profit	$43,330	$42,361	2%	$166,597	$156,075	7%
Gross margin	62%	65%	(3)%	63%	67%	(4)%

Fourth quarter 2006 international rental revenue and gross profit increased, compared to the same period a year earlier, due primarily to increased compression and plant rental activity in Brazil, Mexico and Indonesia. These increases were somewhat offset by a decrease in revenue and gross margin from Nigeria.

During the year ended December 31, 2006, international rental revenue and gross profit increased, compared to the year ended December 31, 2005, primarily due to increased rental activity in Venezuela, Mexico, Brazil and Argentina. Gross margin decreased primarily due to increased labor costs in Argentina of approximately $2.2 million and higher repair and maintenance costs in Venezuela, Brazil and Mexico.

Parts, Service and Used Equipment
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2006	2005	(decrease)	2006	2005	(decrease)
Revenue	$71,851	$67,641	6%	$224,810	$225,636	0%
Operating expense	$59,948	$52,028	15%	$183,965	$169,168	9%

Gross profit	$11,903	$15,613	(24)%	$40,845	$56,468	(28)%
Gross margin	17%	23%	(6)%	18%	25%	(7)%

Parts, service and used equipment revenue for the fourth quarter 2006 was higher than the fourth quarter 2005 due primarily to higher base parts and service sales. Segment revenue includes two business components: parts and service; and used rental equipment and installation sales.

For the fourth quarter 2006, parts and service revenue was $50.5 million with a gross margin of 25%, compared to $41.9 million and 26%, respectively, for the same period a year ago. Used rental equipment and installation sales revenue in the fourth quarter 2006 was $21.4 million with a gross margin of (2)%, compared to $25.7 million at an 18% gross margin for the same period a year earlier.

Segment revenue for the year ended December 31, 2006 were slightly lower than the year ended December 31, 2005 primarily due to a decrease in used rental equipment sales, partially offset by an increase in base parts and service revenue. For the year ended December 31, 2006, parts and service revenue was $179.0 million with a gross margin of 24%, compared to $152.4 million and 26%, respectively, for the year ended December 31, 2005. Used rental equipment and installation sales revenue for the year ended December 31, 2006 was $45.8 million with a gross margin of (4)%, compared to $73.2 million with a 22% gross margin for the year ended December 31, 2005. Used rental equipment and installation gross margin was negatively impacted by approximately $6.0 million of cost overruns on installation jobs in 2006. In 2005, used rental equipment revenue included a $20.3 million gas plant in Madisonville, Texas at a margin of 25%. Our used rental equipment and installation sales revenue and gross margins vary significantly from period to period and are dependent on the sale of used rental equipment, the exercise of purchase options on rental equipment by customers and installation sales associated with the start-up of new projects by customers.

Compression and Accessory Fabrication
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2006	2005	(decrease)	2006	2005	(decrease)
Revenue	$88,245	$54,540	62%	$303,205	$179,954	68%
Operating expense	$70,364	$45,792	54%	$249,910	$156,414	60%

Gross profit	$17,881	$8,748	104%	$53,295	$23,540	126%
Gross margin	20%	16%	4%	18%	13%	5%

For the year and quarter ended December 31, 2006, compression and accessory fabrication revenue, gross profit and gross margin increased primarily due to improved market conditions that led to higher sales levels, better pricing, and an improvement in operating efficiencies. As of December 31, 2006, we had compression and accessory fabrication backlog of approximately $325.1 million compared to $192.4 million at September 30, 2006, and $85.4 million at December 31, 2005.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended			Year ended
	December 31,			December 31,
			Increase			Increase
	2006	2005	(decrease)	2006	2005	(decrease)
Revenue	$131,535	$76,087	73%	$429,697	$360,267	19%
Operating expense	$110,749	$71,224	55%	$366,590	$325,924	12%

Gross profit	$20,786	$4,863	327%	$63,107	$34,343	84%
Gross margin	16%	6%	10%	15%	10%	5%

Production and processing equipment fabrication revenue, gross profit and gross margin for the fourth quarter and year 2006 was higher than the fourth quarter 2005 due to an improvement in market conditions that led to an increase in awarded sales, improved pricing and an improvement in operating efficiencies. The fourth quarter 2005 results included approximately $3 million in cost overruns and late delivery penalties on projects.

As of December 31, 2006, we had a production and processing equipment fabrication backlog of $482.5 million compared to $496.4 million at September 30, 2006 and $287.7 million at December 31, 2005.

Capital and Other
Hanover had capital expenditures of approximately $73 million in the fourth quarter 2006, compared to approximately $52 million in the fourth quarter of 2005. For 2006, Hanover had capital expenditures of approximately $247 million compared to $155 million in 2005. At December 31, 2006, the company had approximately $1.38 billion in debt and compression equipment lease obligations, compared to $1.49 billion at December 31, 2005. At December 31, 2006, Company debt included approximately $20 million outstanding under its five-year $450 million bank credit facility and the Company had approximately $69.3 million in cash on its balance sheet.

Total compression horsepower at December 31, 2006 was approximately 3,338,000, consisting of approximately 2,447,000 horsepower in the United States and approximately 891,000 horsepower internationally.

Compression HP Utilization Rate

Date	U.S.	International	Total
December 31, 2006	84%	97%	87%

September 30, 2006	85%	96%	88%

December 31, 2005	82%	98%	86%

Conference Call Details
Hanover Compressor Company (NYSE:HC) will host a conference call at 11:00 a.m. Eastern Standard Time, Thursday, February 15, 2007, to discuss its 2006 year-end financial results and other matters.

To access the call, United States and Canadian participants should dial 800-811-8824. International participants should dial 913-981-4903 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 5844833.

For those unable to participate, a replay will be available from 12:30 p.m. Eastern Standard Time on Thursday, February 15, until midnight on Thursday, February 22, 2007. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 5844833.

Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log on to the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

*****

About Hanover Compressor Company
Hanover Compressor Company (NYSE: HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found on the Internet (www.hanover-co.com).

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion (including our ability to timely and cost-effectively execute projects in new international operating environments), integrating acquired businesses, generating sufficient cash, accessing capital markets and refinancing existing or incurring additional indebtedness to fund our business; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues and other income:
U.S. rentals	$101,546	$88,580	$384,292	$351,128
International rentals	69,410	64,943	263,228	232,587
Parts, service and used equipment	71,851	67,641	224,810	225,636
Compressor and accessory fabrication	88,245	54,540	303,205	179,954
Production and processing equipment fabrication	131,535	76,087	429,697	360,267
Equity in income of non-consolidated affiliates	2,039	5,707	19,430	21,466
Gain on sale of business and other income	3,785	1,837	46,001	4,551

	468,411	359,335	1,670,663	1,375,589
Expenses:
U.S. rentals	38,228	36,902	152,605	139,465
International rentals	26,080	22,582	96,631	76,512
Parts, service and used equipment	59,948	52,028	183,965	169,168
Compressor and accessory fabrication	70,364	45,792	249,910	156,414
Production and processing equipment fabrication	110,749	71,224	366,590	325,924
Selling, general and administrative	55,496	50,689	204,247	182,198
Foreign currency translation	(1,489)	1,581	(4,317)	7,890
Debt extinguishment costs	—	—	5,902	7,318
Other	—	—	1,204	526

	359,376	280,798	1,256,737	1,065,415

EBITDA from continuing operations (1)	109,035	78,537	413,926	310,174
Depreciation and amortization	51,064	44,224	181,416	182,681
Interest expense	28,277	31,713	118,006	136,927

	79,341	75,937	299,422	319,608

Income (loss) from continuing operations before income taxes	29,694	2,600	114,504	(9,434)
Provision for (benefit from) income taxes	(427)	6,792	28,782	27,714

Income (loss) from continuing operations	30,121	(4,192)	85,722	(37,148)
Income (loss) from discontinued operations, net of tax	—	(7)	431	(869)
Cumulative effect of accounting change, net of tax	—	—	370	—

Net income (loss)	$30,121	$(4,199)	$86,523	$(38,017)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.30	$(0.04)	$0.85	$(0.41)
Income (loss) from discontinued operations, net of tax	—	—	0.01	(0.01)
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income (loss)	$0.30	$(0.04)	$0.86	$(0.42)

Diluted income (loss) per common share:
Income (loss) from continuing operations(2)	$0.28	$(0.04)	$0.80	$(0.41)
Income (loss) from discontinued operations, net of tax	—	—	0.01	(0.01)
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income (loss)	$0.28	$(0.04)	$0.81	$(0.42)

Weighted average common and common equivalent shares outstanding:
Basic	101,549	100,655	101,178	91,556

Diluted	117,207	100,655	112,035	91,556

Gross profit percentage:
U.S. rentals	62%	58%	60%	60%
International rentals	62%	65%	63%	67%
Parts, service and used equipment	17%	23%	18%	25%
Compressor and accessory fabrication	20%	16%	18%	13%
Production and processing equipment fabrication	16%	6%	15%	10%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
EBITDA Reconciliation

Income (loss) from continuing operations	$30,121	$(4,192)	$85,722	$(37,148)

Add:

Depreciation and amortization	51,064	44,224	181,416	182,681

Interest expense	28,277	31,713	118,006	136,927

Provision for (benefit from) income taxes	(427)	6,792	28,782	27,714

EBITDA from continuing operations	$109,035	$78,537	$413,926	$310,174

(2)	Income for the diluted earnings per share calculation for the three-month period ended December 31, 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 and convertible subordinated notes due 2029 totaling $2.2 million.

Income for the diluted earnings per share calculation for the year ended December 31, 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 totaling $4.7 million.